                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                                   ARIBA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   04033V 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)










                                   Page 1 of 5

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----------------------                                    -------------------
CUSIP NO. 04033V 10 4            SCHEDULE 13G              Page 2 of 5 Pages
----------------------                                    -------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      KEITH J. KRACH
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
     USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              17,078,664
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             17,078,664
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      17,078,664
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

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----------------------                                     -------------------
CUSIP NO.  04033V 10 4           13G                        Page 3 of 5 Pages
----------------------                                     -------------------


ITEM 1(A).  NAME OF ISSUER.
            --------------

            Ariba, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            ------------------------------------------------

            807 11th Avenue, Sunnyvale, CA  94089

ITEM 2(A).  NAME OF PERSONS FILING.
            -----------------------

            Keith J. Krach

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE.
            ----------------------------

            c/o Ariba, Inc., 807 11th Avenue, Sunnyvale, CA  94089

ITEM 2(C)   CITIZENSHIP.
            ------------

            United States

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ----------------------------------------------

            Common Stock,  04033V 10 4

ITEM 3.     Not Applicable.

ITEM 4.     OWNERSHIP.
            ----------

(a), (b) and (c) This Schedule 13G shall not be construed as an admission that the Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities of the issuer identified in Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by the Filing Person are as follows:

Common Stock Beneficially Owned: 17,078,664
Percent of Class: 6.5%
Voting Power: Sole
Dispositive Power: Sole

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            ---------------------------------------------

            Not Applicable.




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----------------------                                     -------------------
CUSIP NO.  04033V 10 4           13G                        Page 4 of 5 Pages
----------------------                                     -------------------

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Not Applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            -------------------------------------------------------------

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not Applicable.

ITEM 10.    CERTIFICATION.
            -------------

            Not Applicable.

----------------------                                     -------------------
CUSIP NO.  04033V 10 4           13G                        Page 5 of 5 Pages
----------------------                                     -------------------

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002



                                       By: /s/ Keith J. Krach
                                          -------------------------

                                       Name:  Keith J. Krach
                                       Title: Chairman of the Board of Directors